Exhibit 10.27

FOURTH SUBLEASE AGREEMENT AMENDMENT

This amendment (this “Amendment”) is made as of March 12, 2008, to the Sublease Agreement (the “Sublease”) dated the 30th day of October in the year 2002, as amended on August 20, 2003, April 7, 2004 and April 21, 2006, between NMS Communications Corporation (“Sublandlord”) and Glasshouse Technologies, Inc. (the “Subtenant”), for and in consideration of the promises herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged. The parties hereto hereby agree, as follows:

Section 3-	The Term of the Sublease shall be extended to expire on November 30, 2010, provided, however, that this Sublease may be sooner terminated as provided in the Lease or the Sublease. This extension shall be under the same provisions, as modified in this Amendment.

Section 4-	Definitions.

“Annual Fixed Rental Rate” shall mean $276,138.00 from December 1, 2008 through November 30, 2009, and $288,144.00 from December 1, 2009 through November 30, 2010.

Section 11-	Each of the parties hereto represents and warrants to the other that it has not dealt with any broker other than Richards Barry Joyce & Partners in connection with the negotiation and approval of this amendment to Sublease. Sublandlord shall be responsible for any fees or claims for fees payable to or asserted by Richards Barry Joyce & Partners and each party shall indemnify and hold harmless the other against any claim for brokerage fees based upon facts inconsistent with the foregoing.

Section 19(d)-	Replace Section 19(d) in its entirety with the following:

(d) Option to Extend. Subtenant has two (2) options to extend the Term of this Sublease. The first option to extend shall be for a period of one (l) year (“1st Extension Term”) commending upon December 1, 2010 provided that (a) no default beyond any applicable grace and cure periods in the obligations of the Subtenant to pay Annual Fixed Rent or Additional Rent under this Sublease shall exist at the time such option is exercised and no other payment default or material default beyond applicable notice and grace periods shall exist under this Sublease either at the time of notice of exercise of the option or upon the day of commencement of such Extension Term, (b) Subtenant shall give notice to Sublandlord of its exercise of the applicable 1st Extension Term option not later than June 30, 2010, and (c) at the time such option is exercised and as of the first day of the 1st Extension Term, the original Subtenant shall be itself be in occupancy of 100%

of the Subleased Premises. The second option to extend shall be for a period of six (6) months (“2nd Extension Term”) commencing upon December 1, 2011, provided that (a) no default beyond any applicable grace and cure periods in the obligations of the Subtenant to pay Annual Fixed Rent or Additional Rent under this Sublease shall exist at the time such option is exercised and no other payment default or material default beyond applicable notice and grace periods shall exist under this Sublease either at the time of notice of exercise of the 2nd Extension Term option or upon the day of commencement of such Extension Term, (b) Subtenant shall give notice to Sublandlord of its exercise of the applicable option not later than June 30, 2011, and (c) at the time such option is exercised and as of the first day of the 2nd Extension Term, the original Subtenant shall be itself be in occupancy of 100% of the Subleased Premises. All the provisions of this Sublease shall be applicable during both the 1st and 2nd Extension Terms except that (a) Subtenant shall have no additional option to extend the Term of this Sublease beyond the 2nd Extension Term, (b) the Annual Fixed Rent shall be $300,150.00 for the 1st Extension Term and the Fixed Rent shall be $150,075.00 for the 2nd Extension Term and (c) none of the provisions of Early Entry or any improvements shall apply nor shall Sublandlord be required to pay any inducement payments nor make any alterations of any kind or nature.

Section 19(e)-	Section 19 (e) shall be deleted in its entirety .

This Amendment shall not be effective until executed and delivered by Sublandlord and Subtenant and consented to by Landlord. All other terms and conditions in the Sublease shall remain in full force and effect. In the event of a conflict between the Sublease and this Amendment, this Amendment shall prevail.

The Sublease, including this Amendment, is the entire understanding between the parties concerning the subject matter herein, and supersedes, waives, and rescinds all prior written or oral representations, negotiations, agreements or understandings with respect thereto. This Amendment may not be amended, altered or modified except by instrument in writing and executed by Sublandlord and Subtenant.

EXECUTED as a Massachusetts instrument under seal as of the date first herein above set forth.

SUBLANDLORD:

NMS COMMUNICATIONS CORPORATION

By:	/s/ Herb Shumway
Name:	Herb Shumway
Title:	Chief Financial Officer

SUBTENANT

GLASSHOUSE TECHNOLOGIES, INC.:

By:	/s/ Ken Hale
Name:	Ken Hale
Title:	Chief Financial Officer